Exhibit 10.1

June 30, 2004

Edward J. Borey

11818 Preswick Place

Mukilteo, WA 98275

Dear Mr. Borey:

On behalf of WatchGuard Technologies, Inc. (the “Company”), I am pleased to offer you the position of Chairman and Chief Executive Officer, and a member of the Board of Directors, of the Company. Your employment is subject to the following terms:

1. Compensation.

a. Base Wage. In this exempt position, you will earn a starting salary of approximately $33,333.33 per month, which is equivalent to $400,000.00 on an annualized basis (the “Base Salary”). Payment of your salary hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes. The Company will review the Base Salary on a yearly basis.

b. Incentive Compensation. For the year 2004, you will be eligible to earn an incentive bonus based on a Bonus Target of $200,000, subject to the conditions set forth in the Executive Bonus Program attached as Exhibit A and based on the second half 2004 performance objectives attached as Exhibit B. For each year thereafter, you will be eligible to earn an incentive bonus based on a Bonus Target equal to your annualized base salary for that year, subject to the conditions set forth in the Executive Bonus Program adopted by the Board of Directors for that year. Subsequent to 2004, your incentive bonus will be capped at 150% of your Bonus Target.

2. Employee Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other senior Company executives, subject to any eligibility requirements imposed by such plans. You will be subject to the Company’s standard vacation policy for executive officers.

3. Equity Award.

a. Stock Option. In connection with the commencement of your employment, the Company will recommend that the Compensation Committee of the Board of Directors grant you a stock option (the “Option”) under the WatchGuard Technologies, Inc.

Edward J. Borey

June 30, 2004

Amended and Restated 1996 Stock Incentive Compensation Plan, a copy of which is attached as Exhibit C (the “Plan”) to purchase one million (1,000,000) shares of the Company’s Common Stock with an exercise price equal to the fair market value on your Start Date (as defined below). “Fair market value” shall equal the average of the high and low sales price of the Common Stock on the Start Date as quoted on the Nasdaq National Market. The Option shares will vest and become exercisable at the rate of 1/4th of the total number of shares on the twelve (12) month anniversary of your Grant Date (as defined in the Plan) and 1/48th of the total number of shares each month thereafter on the monthly anniversary of the Grant Date. Vesting will, of course, depend on your continued employment with the Company. The Option will be a nonqualified stock option and will be subject to the Stock Option Letter Agreement to be entered into between you and the Company. In addition, the Company confirms to you that the reference to “Successor Corporation” in Section 2.11 of the Plan includes the Company if a Corporate Transaction (as defined in the Plan) has not occurred.

b. Acceleration Benefit. If the Company is subject to a Corporate Transaction (as defined in the Plan) and if your employment is terminated without Cause (as defined in the Plan, provided, however, that “Cause” shall include any breach of this letter agreement), and other than as a result of your death or disability, or you voluntarily terminate your employment for Good Reason (as defined in the Plan, provided, however, that “Good Reason” shall include any breach of this letter agreement by the Company), then you will receive the benefits set forth in sections 9.a.i., 9.a.ii., 9.a.iii. and 9.b., below, provided, however, that you execute the Company’s standard form of release of all claims agreement.

4. Pre-employment Conditions.

a. Confidentiality Agreement; Policies. Your acceptance of this offer and commencement of employment with the Company is contingent upon (a) the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date and (b) your acknowledgment of and agreement with all of the Company’s corporate policies, codes and procedures as in effect at the time of your hire.

b. Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

c. Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

Edward J. Borey

June 30, 2004

5. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6. General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. In addition, you shall acknowledge, agree to, and comply with all of the Company’s corporate policies, codes and procedures as in effect at the time of your hire and as modified or introduced from time to time. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

7. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability, except as provided herein and in the Plan. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Executive Director of the Board of Directors.

8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company, it being understood that (a) you may undertake civic, charitable and other similar duties so long as, in the opinion of the Company’s Board of Directors, they do not interfere with the performance of your duties hereunder and (b) you may serve on the board

Edward J. Borey

June 30, 2004

of directors of one other public or private company so long as doing so, in the opinion of the Company’s Board of Directors, does not give rise to a conflict of interest with the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

9. Severance Benefits.

a. General Terms. In no way limiting the Company’s policy of employment at-will, if your employment is terminated by the Company without Cause (as defined in the Plan, provided, however, that “Cause” shall include any breach of this letter agreement), and other than as a result of your death or disability, or you voluntarily terminate your employment for Good Reason (as defined in the Plan, provided, however, that “Good Reason” shall include any breach of this letter agreement by the Company), the Company will offer certain severance benefits to you as set forth in sections 9.a.i., 9.a.ii., 9.a.iii. and 9.b. As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement releasing any claims you may have against the Company.

i Cash Payments. The Company will provide you with severance equal to 200% of your then-current annualized base salary, paid out on a pro rata basis over the Company’s regular payroll schedule over the year following the effective date of your release, provided, however, that in the case of a Corporate Transaction such payment will be made in a lump sum on the effective date of the release.

ii. Accelerated Options. The vesting of the Option will accelerate (and any repurchase right applicable to the Option shares shall lapse) as to the number of shares that would otherwise have vested and been exercisable as of the date that is twelve (12) months from the date of termination; provided, however, that in the event of acceleration as the result of a Corporate Transaction, acceleration shall be for twenty-four (24) months instead of twelve (12).

iii. Continued Benefits. As further consideration, you will continue to receive all benefits specified in Section 2 of this letter agreement to the maximum allowed by the Company’s benefit plans, for a period not to exceed twelve (12) months following the effective date of your release. If you elect continued group medical insurance coverage pursuant to COBRA, the Company will reimburse you for the applicable premiums for you and your eligible dependents for the first twelve (12) month(s) of such coverage, up to a maximum of $10,000.00.

b. Excise Tax Liability. In the event that it is determined that any payment, distribution or benefit of any type to or for the benefit of you made by the Company, by any of

Edward J. Borey

June 30, 2004

its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “IRC”) and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable or otherwise made available pursuant to the terms of an employment agreement or otherwise, including the accelerated vesting of stock options or other equity-based awards (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the IRC or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fund the payment by you of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax. The Excise Tax Restoration Payment shall be calculated applying the then highest marginal tax rates.

10. Termination For Cause. Upon termination of your employment with the Company for Cause (as defined in the Plan, provided, however, that “Cause” shall include any breach of this letter agreement), the Company shall be under no further obligation to you, except to pay all accrued but unpaid base salary to the date of termination thereof.

11. Payment of Legal Fees. The Company will pay the fees and expenses of your counsel incurred in connection with the negotiation and execution of this letter agreement, up to a maximum of $5,000.

* * *

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before the close of business on Wednesday, June 30, 2004. The Company requests that you begin work in this new position on June 30, 2004 (the “Start Date”). This letter, together with the Confidentiality Agreement and Executive Bonus Program, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of Washington. This letter may not be modified or amended except by a written agreement, signed by the Executive Director of the Board of Directors.

Edward J. Borey

June 30, 2004

Very truly yours,

WATCHGUARD TECHNOLOGIES, INC.

By:	/s/ STEVEN N. MOORE
(Signature)

Name:	Steven N. Moore
Title:	CEO

ACCEPTED AND AGREED:

EDWARD J. BOREY

/s/ EDWARD J. BOREY
(Signature)

6/30/04
Date

Anticipated Start Date: June 30, 2004